Exhibit 99.1

Press Release

For further information:

EXACT Sciences Corporation

Jeffrey R. Luber

President & Chief Executive Officer

+1 (508) 683-1275

EXACT Sciences Reports on LabCorp’s Plans to Launch a New Laboratory-developed Stool-based DNA Screening Test for Colorectal Cancer in 2008

Marlborough, MA – June 5, 2008 – EXACT Sciences Corporation (NASDAQ: EXAS) today announced that Laboratory Corporation of America® Holdings (LabCorp®) informed EXACT that it plans to launch a single-marker, laboratory-developed, stool-based DNA test for colorectal cancer screening in 2008.  In connection with the planned transition to the new test, LabCorp has stopped offering PreGen-Plus™, the version of the stool-based DNA technology that has been the subject of Food and Drug Administration (FDA) inquiry over the past several years.  Instead, LabCorp plans to move to a new stool-DNA test, which is different from EXACT’s Version 2 technology and is based solely on the Vimentin gene, a methylated DNA marker that in published studies was shown to be associated with colorectal cancer.  EXACT has exclusive worldwide license rights to the Vimentin gene from Case Western Reserve University for stool-based colorectal cancer detection.  LabCorp has rights to access the Vimentin gene under the Company’s exclusive license agreement with LabCorp, and EXACT will be entitled to the same royalty and milestone structure on sales of the new test.

“Our understanding from LabCorp is that they plan to launch their new single-marker test without the use of Effipure or other elements of PreGen-Plus that had been the focus of prior FDA communications,” said Jeffrey R. Luber, President and Chief Executive Officer of EXACT Sciences.  “Independent of LabCorp’s commercial launch of this test, EXACT continues to advance its Version 2 technology toward FDA clearance or approval.  We recently met with the FDA and look forward to continuing our discussions with the goal of finalizing the protocol for our validation studies for Version 2 as soon as possible.”

About Vimentin

The relationship of the hypermethylation of the Vimentin gene to colon cancer was discovered by Sanford Markowitz, M.D., Ph.D. and colleagues at Case Western Reserve University, Department of Medicine and has been the subject of scientific publications.  EXACT maintains an exclusive worldwide license to Vimentin from Case Western Reserve University, with the right to sublicense it to others.

About Colorectal Cancer

Colorectal cancer is the most deadly cancer among non-smoking men and women in the United States, and the second most deadly cancer overall.  The American Cancer Society estimates that nearly 150,000 cases will be diagnosed and 50,000 deaths are anticipated in 2008 due to this disease.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths remain high.  It is estimated that roughly one-third of colorectal cancer-related deaths could be saved if more people underwent regular screening.  Early diagnosis results in a greater than 90 percent, five-year survival rate.

EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer.  EXACT maintains an exclusive license agreement with Laboratory Corporation of America® Holdings (LabCorp®) relating to the Company’s intellectual property.  EXACT Sciences’ stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer (a group comprised of representatives from the American College of Gastroenterology, American Gastroenterological Association, and American Society for Gastrointestinal Endoscopy), and the American College of Radiology. EXACT Sciences is based in Marlborough, Mass.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning the commercial launch of a new stool-based DNA colorectal cancer screening test by Laboratory Corporation of America Holdings (LabCorp), the efficacy of EXACT’s colorectal cancer screening technology and management’s plans, objectives and strategies.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, the clinical performance and market acceptance of its technologies; the reproducibility of its research results in subsequent studies and in clinical practice; sufficient investment in the sales and marketing of EXACT Sciences’ technologies; the success of its strategic relationship with LabCorp; EXACT Sciences’ ability to license certain technologies or obtain raw materials for its technologies; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ technologies; the ability to convince medical practitioners to order tests using EXACT Sciences’ technologies; the ability to increase the performance of the PreGen-Plus test; the ability of EXACT Sciences or LabCorp to lower the cost of the PreGen-Plus test through automating and simplifying key operational processes; the number of people who decide to be screened for colorectal cancer using EXACT Sciences’ technologies; competition; the ability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer; and the ability to raise additional capital on acceptable terms. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC.

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